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(KPMG PEAT MARWICK LLP LETTERHEAD)











The Board of Directors
Inland Real Estate Corporation:


We consent to the use of our reports relating to the balance sheets of Inland Real Estate Corporation as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years ended December 31, 1996 and 1995 and for the period from May 12, 1994 (formation date) to December 31, 1994, the historical summary of gross income and direct operating expenses of Maple Park Place for the year ended December 31, 1996, the historical summary of gross income and direct operating expenses of Niles Shopping Center for the year ended December 31, 1996, the historical summary of gross income and direct operating expenses of Sequoia Shopping Center for the year ended December 31, 1996, the historical summary of gross income and direct operating expenses of Mallard Mall for the year ended December 31, 1996, the historical summary of gross income and direct operating expenses of Cobblers Mall for the year ended December 31, 1996, and the historical summary of gross income and direct operating expenses of River Square Shopping Center for the year ended December 31, 1996 included herein and to the reference to our firm under the heading "Experts" in this Registration Statement (No. 333-26701) on Form S-11.





                                                KPMG Peat Marwick LLP

Chicago, Illinois
June 20, 1997